Exhibit 99.1

Jaguar Animal Health and Napo Pharmaceuticals

Announce Details for Proposed Merger

Merger Would Allow Jaguar to Recognize an Important Revenue Stream from First-in-Class, Novel Mechanism of Action of the Anti-diarrheal Mytesi

San Francisco, CA (October 6, 2016) - Jaguar Animal Health, Inc. (NASDAQ: JAGX) (“Jaguar”), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses, announced today that it has signed a non-binding letter of intent (“LOI”) with Napo Pharmaceuticals, Inc. (“Napo”) potentially to merge the two companies. Napo focuses on human product development and commercialization from plants used traditionally in rainforest areas, and has provided Jaguar with exclusive worldwide rights for veterinary applications to crofelemer and corresponding rights to all related Napo technology.

The LOI contemplates a 3-to-1 Napo-to-Jaguar value ratio (inclusive only of in-the-money convertible securities of Jaguar at the time a definitive agreement is entered into) to calculate the relative ownership of the merged entity. As of October 1, 2016, Napo owned 22.6% of Jaguar’s outstanding shares of common stock. The LOI also outlines capitalization requirements that Napo would be required to satisfy to proceed with a potential merger.

A merger of the two companies, should it occur, would allow Jaguar to recognize revenue from sales of crofelemer, under the brand name Mytesi™ (formerly known as Fulyzaq®), an important Napo revenue stream. Crofelemer was approved by the Food and Drug Administration (“FDA”) in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. In May 2016, Napo regained ownership of the New Drug Application (NDA) and commercial rights for human applications of crofelemer (Mytesi™) from Valeant Pharmaceuticals International, which acquired those rights from Salix Pharmaceuticals in April 2015. Napo is now recognizing the sales of Mytesi™, and will begin promotion of Mytesi™ to HIV prescribers in October 2016.

Napo is continuing development of Mytesi™ for other antidiarrheal indications, with investigational studies completed in irritable bowel syndrome, cholera, traveler’s diarrhea, and in pediatric patients, and two planned investigator-initiated trials of the product in breast cancer patients suffering from chemotherapy-induced diarrhea. Diarrhea is a common adverse event seen with chemotherapy agents in the therapeutic classes of epidermal growth factor receptor (EGFR) monoclonal antibodies and tyrosine kinase inhibitors (TKI). The increased need for and use of these agents has made diarrhea one of the most disabling issues for cancer patients. Crofelemer offers the potential for an appropriate mechanism of action against this likely secretory diarrhea and has prompted interest among physicians concerned about this diarrheal symptom, stimulating the aforementioned investigator-initiated trials.

Crofelemer is also the active pharmaceutical ingredient (API) in Canalevia™, Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Jaguar is planning a multi-site pilot study of Canalevia™ in dogs with malignancies treated with toceranib phosphate, another TKI, with diarrhea as a frequent adverse effect. Dr. Roger Waltzman, a human medical oncologist and experienced drug-development executive who serves as Jaguar’s Chief Scientific Officer and a medical consultant to Napo, added, “I expect that a merger of Napo and Jaguar would play a significant and positive role in supporting the development of crofelemer to address the problem of chemotherapy-induced diarrhea in both humans and companion animals.”

Canalevia™ is under license for exclusive global veterinary rights to Jaguar from Napo. Twelve members of Jaguar’s team contributed to the successful development of crofelemer for human indication while at Napo.

As previously announced, Napo and Jaguar have been engaged in exploratory discussions since February 2016 regarding a potential merger and/or other ways to cooperate with their respective business endeavors.

“We are confident that a merger will enable both companies, through a joint management team, to maximize the potential value creation for stockholders,” stated Lisa Conte, Jaguar’s president and CEO, as well as the CEO and founder of Napo. “We believe both Jaguar and Napo will benefit from the synergies and economies of scale that a merger should create in manufacturing and commercialization of crofelemer for various human and animal indications. In addition, we are confident that the commercial readiness that Napo’s team would bring to a combined entity would prove beneficial for Jaguar as it prepares for the launch of its first prescription products—Canalevia™ for canine diarrhea, and Equilevia™ for equine gastric ulcers—if approved.”

The final pivotal field trial for Canalevia™ is ongoing for acute diarrhea in dogs, the first planned indication for this Jaguar drug product candidate. Jaguar expects to enroll approximately 200 dogs in the study. Jaguar has completed enrollment for the dose determination study for Equilevia™ and expects top line results to be available next month. More than 100 horses have been enrolled in the Equilevia™ study.

Karen Wright, Jaguar’s CFO and Treasurer, commented, “A merger will allow Jaguar to benefit from Napo’s existing Mytesi™ revenue stream and we believe aligns with Jaguar’s strategic plans, including planning for the anticipated launch of our prescription product candidates currently in clinical development.”

Jaguar is also announcing that Aspire Capital Fund, LLC (“Aspire”) purchased 348,601 shares of Jaguar common stock, at a price per share of $2.28, under the existing $15 million Common Stock Purchase Agreement between Aspire and Jaguar.

The LOI is non-binding and any agreement is subject to the negotiation and execution of a definitive transaction agreement, which may vary from the terms set forth in the LOI. A final transaction also is anticipated to be subject to material conditions, including, but not limited to, the approval of: (i) the respective boards of directors of Jaguar and Napo, (ii) the shareholders of each company, (iii) the Nasdaq Stock Market, and (iv) other customary conditions for a transaction of this nature. Accordingly, there can be no assurance that a definitive agreement will be reached by the companies, or that any agreement will result in the completion of a merger transaction.

About Crofelemer

Napo’s proprietary, patented gastrointestinal compound, crofelemer, is a first-in-class anti-secretory agent isolated and purified from Croton lechleri, a medicinal plant sustainably harvested under fair-trade working conditions in several South American countries. Crofelemer (trade name Mytesi™) was approved in 2012 and is indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy. Crofelemer is in various stages of clinical development by Napo for the following indications:

•                  Crofelemer for diarrhea predominant irritable bowel syndrome (IBS-D), Phase 2,

•                  Crofelemer for acute infectious diarrhea, including cholera, Phase 2,

•                  Crofelemer for pediatric diarrhea, Phase 1, and

•                  Crofelemer for chemotherapy-induced diarrhea, Phase 2.

About Mytesi™

Mytesi™ (crofelemer 125mg delayed-release tablets) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi™ is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi™. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%). Please see complete Prescribing Information available at Mytesi.com

About Napo Pharmaceuticals, Inc.

San Francisco-based Napo Pharmaceuticals, Inc. focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners.

For more information, please visit www.napopharma.com.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Equilevia™ (formerly referred to as SB-300) is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are the Company’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs.

For more information, please visit www.jaguaranimalhealth.com.

Important Additional Information will be Filed with the SEC

This press release may be deemed solicitation material regarding the potential merger contemplated by the LOI. In connection with a potential merger with Napo, Jaguar currently intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a proxy solicitation. Jaguar also plans to file other relevant materials with the SEC. Stockholders of Jaguar and Napo are urged to read the proxy solicitation/prospectus contained in the Registration Statement when it becomes available and any other relevant materials filed with the SEC because these materials will contain important information about the potential merger. Once available, these materials will be made available to the stockholders of Jaguar and Napo at no expense to them. The Registration Statement, proxy statement/prospectus and other relevant materials, including any documents incorporated by reference therein, once available, may be obtained free of charge at the SEC’s website at www.sec.gov or from Jaguar at www.jaguaranimalhealth.com or by emailing grussell@kcsa.com.

Jaguar and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the potential merger. Information about the executive officers and directors of Jaguar is set forth in Jaguar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on March 29, 2016 and Definitive Proxy Statement for the 2016 Annual Meeting of Stockholders of Jaguar filed with the SEC on April 29, 2016.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These include statements regarding the proposed merger between Jaguar and Napo, that a merger would allow Jaguar to recognize an important Napo revenue stream, Napo’s ability to meet certain capitalization requirements that would be required for a merger to occur, the belief that a combination of the two companies would enable both companies to maximize the potential value creation for stockholders, the belief that both Jaguar and Napo would benefit from the synergies and economies of scale that a merger should allow related to the manufacture and ongoing commercialization of crofelemer for various human and animal indications, the belief that the merged entity would be well positioned to accelerate the development of crofelemer for both human and veterinary applications, the belief that the commercial readiness that Napo’s team would bring to a combined entity would prove beneficial for Jaguar as Jaguar prepares for the launch of its first prescription products, if approved, for canine diarrhea (Canalevia™) and equine gastric ulcers (Equilevia™), Jaguar’s expectation that top line results from its dose determination study for Equilevia™ will be available next month, the belief that a merger would align with Jaguar’s strategic plans, Jaguar’s plan to develop formulations of Equilevia™ in horses and species-specific formulations of Neonorm™ in additional target species, and Jaguar’s plan to develop formulations of Canalevia™ for cats and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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